As filed with the Securities and Exchange Commission on October 17, 2007

Registration No. 333-144915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. ONE TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BANCTRUST FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Alabama	6712	63-0909434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Saint Joseph Street

Mobile, Alabama 36602

(251) 431-7800

(Address, including zip code, and telephone number of registrant’s principal executive offices)

F. MICHAEL JOHNSON

Secretary and Chief Financial Officer

100 Saint Joseph Street

Mobile, Alabama 36602

(251) 431-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BROOKS P. MILLING Hand Arendall, L.L.C. 3000 AmSouth Bank Bldg. 107 Saint Francis Street Mobile, Alabama 36602 Telephone: (251) 432-5511 Telecopy: (251) 694-6375	PAUL S. WARE Bradley Arant Rose & White LLP One Federal Place 1819 Fifth Avenue North Birmingham, Alabama 35203 Telephone: (205) 521-8000 Telecopy: (205) 521-8800

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-144915

EXPLANATORY NOTE

This post-effective Amendment No. 1 to BancTrust Financial Group, Inc.’s Registration Statement on Form S-4 (Registration No. 333-144915) originally filed with the Securities and Exchange Commission on July 27, 2007, as amended by Amendment No. 1 filed August 24, 2007, is being filed for the sole purpose of amending the listing of exhibits and the exhibit index to include Exhibit No. 8.2 filed herewith.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of May 21, 2007, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I hereof.

3.1	Amended and Restated Articles of Incorporation of BancTrust Financial Group, Inc., filed as Exhibit (3).6 to BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2002 (No. 0-15423) are incorporated herein by reference.

3.2	Amended and Restated Bylaws of BancTrust Financial Group, Inc., filed as Exhibit (3).2 to the registrant’s Current Report on Form 8-K, filed on March 12, 2007 (No. 0-15423), are incorporated herein by reference.

4.1	Amended and Restated Articles of Incorporation of BancTrust Financial Group, Inc., filed as Exhibit (3).6 to BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2002 (No. 0-15423) are incorporated herein by reference.

4.2	Amended and Restated Bylaws of BancTrust Financial Group, Inc., filed as Exhibit (3).2 to the registrant’s Current Report on Form 8-K, filed on March 12, 2007 (No. 0-15423), are incorporated herein by reference.

4.3	Specimen of Common Stock Certificate of South Alabama Bancorporation, Inc., filed as Exhibit (4).4 to the registrant’s annual report on 10-K for the year ended 1996 (No. 0-15423), is incorporated herein by reference.

5.1	Opinion of Hand Arendall, L.L.C. re legality of shares to be issued is filed as Exhibit 5.1.*

8.1	Opinion of Hand Arendall, L.L.C. re tax matters is filed as Exhibit 8.1*

8.2	Opinion of Hand Arendall, L.L.C. re tax matters is filed as Exhibit 8.2.

10.1	The Bank of Mobile Retirement Plan (Restated), dated September 12, 1990, filed as Exhibit (10).8 to the registrant’s annual report on Form 10-K for the year 1991 (No. 0-15423), is incorporated herein by reference.

10.2	Contracts pursuant to Supplemental Retirement Plan of The Bank of Mobile, N.A, effective January 1, 1988, filed as Exhibit (10).7 to the registrant’s annual report on Form 10-K for the year 1990 (No. 0-15423), are incorporated herein by reference.

10.3	Restated Contracts pursuant to Supplement Retirement Plan of The Bank of Mobile, dated April 1, 1992, filed as Exhibit (10).10 to registrant’s Form 10-K for the year 1992 (No. 0-15423), is incorporated herein by reference.

10.4	First National Bank Employees’ Pension Plan, as amended and restated effective January 1, 1989, filed as Exhibit (10).13 to registrant’s Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

10.5	South Alabama Bancorporation 1993 Incentive Compensation Plan dated October 19, 1993 as adopted by shareholders May 3, 1994 filed as Exhibit (10).18 to registrant’s Form 10-K for the year 1994 (No. 0-15423), is incorporated herein by reference.

10.6	Lease, entered into April 17, 1995 between Augustine Meaher, Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit (10).1 to registrant’s Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

10.7	Lease, entered into April 17, 1995 between Augustine Meaher, Jr. and Margaret L. Meaher, and The Bank of Mobile, filed as Exhibit (10).2 to registrant’s Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

Exhibit	Description
10.8	Lease, entered into April 17, 1995 between Hermione McMahon Sellers (f/k/a Hermione McMahon Dempsey) a widow, William Michael Sellers, married, and Mary S. Burnett, married, and The Bank of Mobile, filed as Exhibit (10).3 to registrant’s Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

10.9	Lease, entered into May 1, 1995 between Augustine Meaher, Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit (10).4 to registrant’s Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

10.10	Change in Control Compensation Agreement, dated as of November 14, 1995, between The Bank of Mobile and W. Bibb Lamar, Jr., filed as Exhibit (10).24 to the registrant’s annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

10.11	Change in Control Compensation Agreements, between The Bank of Mobile or First National Bank, Brewton and certain officers filed as Exhibit (10).25 to the registrant’s annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

10.12	Monroe County Bank Pension Plan as Amended and Restated January 1, 1989, filed as Exhibit (10).24 to the registrant’s annual report on Form 10-K for the year 1996 (No. 0-15423), is incorporated herein by reference.

10.13	Amendment Number One to South Alabama Bancorporation 1993 Incentive Compensation Plan, dated May 9, 1997 filed as Exhibit (10).28 to the registrant’s annual report on Form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

10.14	Change in Control Compensation Agreement dated as of March 31, 1997, by and between the registrant and John B. Barnett, III, filed as Exhibit (10).29 to the registrant’s annual report on Form 10-K for the year 1997 (No. 0-15423), is incorporated herein by reference.

10.15	Ground Lease Agreement, dated March 31, 1999, by and between Northside, Ltd. and the Mobile Bank, filed as Exhibit 10.29 to the registrant’s Registration Statement on Form S-4 filed on July 2, 1999 (No. 333-82167), is incorporated herein by reference.

10.16	Amendment No. 2 to South Alabama Bancorporation 1993 Incentive Compensation Plan, filed as Exhibit 10.30 to the registrant’s Registration Statement on Form S-4 filed on July 2, 1999 (No. 333-82167), is incorporated herein by reference.

10.17	South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan filed as Appendix B to the registrant’s Proxy Statement on Schedule 14A filed on April 30, 2001 (No. 0-15423), is incorporated herein by reference.

10.18	Stock Purchase Agreement dated as of April 7, 2005 between the registrant and Tombigbee Bancshares, Inc. filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 (No. 0-15423), is incorporated herein by reference.

10.19	Form of BancTrust Financial Group, Inc., 2001 Incentive Compensation Plan Restricted Stock Award Agreement filed as Exhibit 10.2 to Amendment No. 1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005, filed on Form 10-Q/A on August 26, 2005 (No. 0-15423), is incorporated herein by reference.

10.20	Form of BancTrust Financial Group, Inc. Option Agreement—Incentive Stock Option (2001 Incentive Compensation Plan) filed as Exhibit 10.3 to Amendment No. 1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005, filed on Form 10-Q/A on August 26, 2005 (No. 0-15423), is incorporated herein by reference.

Exhibit	Description
10.21	Form of BancTrust Financial Group, Inc. Option Agreement—Nonqualified Supplemental Stock Option (2001 Incentive Compensation Plan) filed as Exhibit 10.4 to Amendment No. 1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005, filed on Form 10-Q/A on August 26, 2005 (No. 0-15423), is incorporated herein by reference.

10.22	Change in Control Compensation Agreement dated as of December 20, 2006, between BankTrust and Bruce C. Finley, Jr., filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 26, 2006 (No. 0-15423), is incorporated herein by reference.

10.23	Change in Control Compensation Agreement dated as of December 20, 2006, between BankTrust and Michael D. Fitzhugh, filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, filed on December 26, 2006 (No. 0-15423), is incorporated herein by reference.

10.24	Amended and Restated Deferred Stock Trust Agreement for Directors of BancTrust Financial Group, Inc. and its Subsidiaries, filed as Exhibit 10.26 to registrant’s Registration Statement on Form S-1 filed on September 8, 2005 (No. 333-128183), is incorporated herein by reference.

10.25	Amended and Restated Directors Deferred Compensation Plan, filed as Exhibit 10.27 to registrant’s Registration Statement on Form S-1 filed on September 8, 2005 (No. 333-128183), is incorporated herein by reference.

10.26	BancTrust Financial Group, Inc. Employee Savings and & Profit Sharing Plan, filed as Exhibit 10.28 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (No. 0-15423), is incorporated herein by reference.

10.27	Retirement Plan for Employees of South Alabama Bancorporation, Inc. filed as Exhibit 10.29 to registrant’s Registration Statement on Form S-1 filed on September 8, 2005 (No. 333-128183), is incorporated herein by reference.

10.28	First Amendment to the Retirement Plan for Employees of South Alabama Bancorporation, filed as Exhibit 10.30 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (No. 0-15423), is incorporated herein by reference.

10.29	Second Amendment to the Retirement Plan for Employees of BancTrust Financial Group, Inc., filed as Exhibit 10.31 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (No. 0-15423), is incorporated herein by reference.

10.30	Third Amendment to the Retirement Plan for Employees of BancTrust Financial Group, Inc., filed as Exhibit 10.32 to registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (No. 0-15423), is incorporated herein by reference.

10.31	Amendment to South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan dated May 17, 2007 is filed as Exhibit 10.31.*

10.32	Agreement and Plan of Merger dated as of May 21, 2007, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I hereof.

13.1	BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2006 (No. 0-15423), is incorporated herein by reference.

13.2	BancTrust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (No. 0-15423) is incorporated herein by reference.

13.3	BancTrust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (No. 0-15423) is incorporated herein by reference.

21.1	Subsidiaries of BancTrust Financial Group, Inc.*

23.1	Consent of KPMG LLP is filed as Exhibit 23.1.*

23.2	Consent of Mauldin & Jenkins, LLC is filed as Exhibit 23.2.*

Exhibit	Description
23.3	Consent of BankersBanc Capital Corporation is filed as Exhibit 23.3.*

23.4	Consent of Sandler O’Neill & Partners, L.P is filed as Exhibit 23.4.*

23.5	Consent of Hand Arendall, L.L.C. is included in its opinion re legality filed as Exhibit 5.1 hereto.

23.6	Consent of Hand Arendall, L.L.C. is included in its opinions re tax matters filed as Exhibits 8.1 and 8.2 hereto.

24.1	Power of attorney is included on the signature page of the registration statement.*

99.1	Form of Proxy to be used at BancTrust Financial Group, Inc. special meeting is filed as Exhibit 99.1.*

99.2	Form of Proxy to be used at The Peoples BancTrust Company, Inc. special meeting is filed as Exhibit 99.2.*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BancTrust has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on the 16th day of October, 2007.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. BIBB LAMAR, JR.
W. Bibb Lamar, Jr., President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below.

	Signatures	Title	Date

(1) Principal Executive Officer

	/s/ W. BIBB LAMAR, JR.	President and Chief Executive Officer	October 16, 2007

W. Bibb Lamar, Jr.

(2) & (3) Principal Financial and Accounting Officer

	/s/ F. MICHAEL JOHNSON	Chief Financial Officer and Secretary	October 16, 2007

F. Michael Johnson

(4) Directors

*	/S/ TRACY T. CONERLY	Director	October 16, 2007

Tracy T. Conerly

*	/S/ STEPHEN G. CRAWFORD	Director	October 16, 2007

Stephen G. Crawford

Director

David C. De Laney

*	/S/ ROBERT M. DIXON, JR.	Director	October 16, 2007

Robert M. Dixon, Jr.

*	/S/ JAMES A. FAULKNER	Director	October 16, 2007

James A. Faulkner

*	/S/ BROOX G. GARRETT, JR.	Director	October 16, 2007

Broox G. Garrett, Jr.

*	/S/ W. DWIGHT HARRIGAN	Director	October 16, 2007

W. Dwight Harrigan

	Signatures	Title	Date

*	/S/ JAMES P. HAYES, JR.	Director	October 16, 2007

James P. Hayes, Jr.

Director

Clifton C. Inge, Jr.

	/S/ W. BIBB LAMAR, JR.	Director	October 16, 2007

W. Bibb Lamar, Jr.

*	/S/ JOHN H. LEWIS, JR.	Director	October 16, 2007

John H. Lewis, Jr.

*	/S/ HARRIS V. MORRISSETTE	Director	October 16, 2007

Harris V. Morrissette

Director

J. Stephen Nelson

*	/S/ PAUL D. OWENS, JR.	Director	October 16, 2007

Paul D. Owens, Jr.

Director

Dennis A. Wallace

*By:	/S/ F. MICHAEL JOHNSON
F. Michael Johnson
Attorney-in-Fact

EXHIBIT INDEX

SEC Assigned Exhibit Number	Description of Exhibit
5.1	Opinion of Hand Arendall, L.L.C. re legality of shares to be issued.*

8.1	Opinion of Hand Arendall, L.L.C. re tax matters.*

8.2	Opinion of Hand Arendall, L.L.C. re tax matters.

10.31	Amendment to South Alabama Bancorporation, Inc. 2001 Incentive Compensation Plan dated May 17, 2007.*

21.1	Subsidiaries of BancTrust Financial Group, Inc.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Mauldin & Jenkins, LLC.*

23.3	Consent of BankersBanc Capital Corporation.*

23.4	Consent of Sandler O’Neill & Partners, L.P.*

24.1	Power of attorney is included on the signature page of the registration statement.*

99.1	Form of Proxy to be used at BancTrust Financial Group, Inc. special meeting.*

99.2	Form of Proxy to be used at The Peoples BancTrust Company, Inc. special meeting.*

*	Previously filed.